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EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS
        Expressed in thousands of U.S. dollars except per share amounts

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                                                                            THREE MONTHS           SIX MONTHS
                                                                           ENDED JUNE 30,        ENDED JUNE 30,
                                                                        --------------------  --------------------
                                                                          1997       1996       1997       1996
                                                                        ---------  ---------  ---------  ---------
BASIC
  Net earnings........................................................  $  26,268  $  19,489  $  49,968  $  36,712
  Less: Preferred share dividends.....................................      2,380      2,049      4,809      4,023
                                                                        ---------  ---------  ---------  ---------
  Net earnings available to Common shareholders.......................     23,888     17,440     45,159     32,689

  Weighted average shares outstanding.................................     63,017     58,687     61,070     54,445

  Basic earnings per share............................................  $    0.38  $    0.30  $    0.74  $    0.60
                                                                        ---------  ---------  ---------  ---------
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FULLY DILUTED
  Net earnings available to Common shareholders.......................  $  23,888  $  17,440  $  45,159  $  32,689
  Add: imputed earnings from dilutive options, net of tax effect......        279        139        549        291
                                                                        ---------  ---------  ---------  ---------
  Fully diluted net earnings..........................................  $  24,167  $  17,579  $  45,708  $  32,980
                                                                        ---------  ---------  ---------  ---------
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  Weighted average shares outstanding.................................     63,017     58,687     61,070     54,445
  Shares issuable upon assumed conversion of
    dilutive options..................................................      1,093        731      1,086        755
                                                                        ---------  ---------  ---------  ---------
  Fully diluted shares................................................     64,110     59,418     62,156     55,200
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
  Fully diluted earnings per share....................................  $    0.38  $    0.30  $    0.74  $    0.60
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